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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                          GLADSTONE CAPITAL CORPORATION
                      -------------------------------------
                                (Name of Issuer)



                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                      -------------------------------------
                         (Title of Class of Securities)



                                    376535100
                      -------------------------------------
                                 (CUSIP Number)




                               DECEMBER 31, 2001
                      -------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /    Rule 13d-1(b)

          / /    Rule 13d-1(c)

          /X/    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 4 pages

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  -------------------------------                             ------------------
  CUSIP NO. 376535100                       13G               PAGE 2 OF 4 PAGES
  -------------------------------                             ------------------

 -------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            David Gladstone
 -------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)  / /
            (b)  /X/
 -------------------------------------------------------------------------------
 3          SEC USE ONLY
 -------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
 -------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   990,959
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                   590,959
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
 -------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            990,959
 -------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*

            / /
 -------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.5%
 -------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
 -------------------------------------------------------------------------------


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ITEM 1.
        (a)      Name of Issuer:  Gladstone Capital Corporation
        (b)      Address of Issuer's Principal Executive Offices:
                 1616 Anderson Road, Suite 208
                 McLean, Virginia 22102

ITEM 2.

        (a)      Name of Person Filing: David Gladstone
        (b)      Address of Principal Business Office or, if none, Residence:
                 1616 Anderson Road, Suite 208
                 McLean, Virginia 22102

        (c)      Citizenship: United States
        (d)      Title of Class of Securities: Common Stock, $0.001 par value per share
        (e)      CUSIP Number:  376535100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)      / /  Broker or Dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o);
        (b)      / /  Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c);
        (c)      / /  Insurance company as defined in section 3(a)19) of the
                      Act (15 U.S.C. 78c);
        (d)      / /  An investment company registered under section 8 of the
                      Investment  Company Act of 1940 (15 U.S.C. 80a-8);
        (e)      / /  An investment adviser in accordance with
                      Section 240.13d-1(b)(1)(ii)(E);
        (f)      / /  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
        (g)      / /  A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);
        (h)      / /  A savings  association as defined in Section 3(b) of
                      the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)      / /  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)      / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

        Not applicable.

ITEM 4. OWNERSHIP

        (a)      Amount Beneficially Owned:  990,959 shares
        (b)      Percent of Class: 9.5%
        (c)      Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote: 990,959 shares

                 (ii)  Shared power to vote or to direct the vote: 0 shares

                 (iii) Sole power to dispose or to direct the disposition of:
                       590,959 shares

                 (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
        COMPANY
        Not applicable.

                               Page 3 of 4 pages

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                       /s/ DAVID GLADSTONE
                                       ----------------------------------
                                       David Gladstone
                                       Chairman and Chief Executive Officer,
                                       Gladstone Capital Corporation

         Date: JANUARY 31, 2002




                               Page 4 of 4 pages